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                          CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                        OF RENAL TREATMENT CENTERS, INC.
                        --------------------------------

     Renal Treatment Centers, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     1. The Board of Directors of Renal Treatment Centers, Inc. (the "Corporation"), at a meeting of the directors held on December 13, 1995, duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration thereof by the stockholders of the Corporation. The proposed amendment is set forth on Exhibit A attached hereto.

     2. Thereafter, on February 29, 1996, at the special meeting of the stockholders of the Corporation called and held upon notice duly given, the holders of a majority of the outstanding shares of Common Stock, $.01 par value, of the Corporation voted in favor of the amendment.

     3.  Such amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Renal Treatment Centers, Inc. has caused this Certificate of Amendment to be signed and attested by its duly authorized officers, this 29th day of February, 1996.


                                               RENAL TREATMENT CENTERS, INC.
ATTEST:



/s/ Frederick C. Jansen                        By:/s/ Robert L. Mayer, Jr.
- -----------------------                           ------------------------
Frederick C. Jansen,                              Robert L. Mayer, Jr.,
Secretary                                         President
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                                   EXHIBIT A
                                   ---------


     Article FOURTH of the Restated Certificate of Incorporation of Renal Treatment Centers, Inc. is hereby amended so as to be restated in full as follows:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 50,000,000 shares, consisting of 45,000,000 shares of Common Stock (the "Common Stock"), $.01 par value; and 5,000,000 shares of Series Preferred Stock (the "Series Preferred Stock"), $.01 par value. The designations, rights, including voting rights, preferences, qualifications, limitations and restrictions of the Series Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority to issue from time to time Series Preferred Stock in one or more series and to fix from time to time before issuance thereof, by filing a certificate pursuant to the General Corporation Law of the State of Delaware, the number of shares in each series and all designations, relative rights (including the right to vote and, to the extent permitted by law, to convert into shares of any class or into any series of any class), preferences, qualifications, limitations and restrictions of the shares in each such series."